As filed with the Securities and Exchange Commission on December 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNVENTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-4440048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, FL	32827
(Address of Principal Executive Offices)	(Zip Code)
INNVENTURE, INC.
2024 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Suzanne Niemeyer
General Counsel
Innventure, Inc.
6900 Tavistock Lakes Blvd, Suite 400
Orlando, FL 32827
(Name and address of agent for service)
(321) 209-6787
(Telephone number, including area code, of agent for service)
With a copy to:
Joel T. May
Thomas L. Short
Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, GA 30361
(404) 521-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is being filed by Innventure, Inc. (the “Registrant”) to register 11,022,894 shares of common stock, par value $0.0001 per share (“Common Stock”) that initially may be delivered under the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”). This Registration Statement is also being filed to register 6,613,736 additional shares of Common Stock that are expected to become deliverable under the Plan as a result of the operation of the “evergreen” provision in the Plan, which provides that the total number of shares available for awards under the Plan will be increased, annually, on the first day of each fiscal year (beginning with the 2025 fiscal year), by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year and (ii) such smaller number of shares of Common Stock as determined by the board of directors of the Registrant. The 6,613,736 additional shares of Common Stock reserved for issuance under the Plan pursuant to this Registration Statement are being registered on this Registration Statement to cover the additional shares of Common Stock that are expected to become available under the Plan pursuant to such annual increases in 2025 and 2026. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this Registration Statement, the Registrant will file a new registration statement to register the additional shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. Plan Information.
The document(s) containing the information specified in Part I of the Registration Statement will be sent or given to the participants as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
ITEM 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:
(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-282971) on November 12, 2024, relating to the Registrant’s Registration Statement on Form S-1, as such prospectus may be supplemented or amended (the “Prospectus”) (Registration No. 333-282971), originally filed with the Commission on November 4, 2024 and the Registrant’s prospectus supplements filed pursuant to Rule 424(b) under the Securities Act (File No. 333-282971) on November 14, 2024 (Prospectus Supplement Nos. 1 and 2), November 15, 2024 (Prospectus Supplement No. 3) and November 19, 2024 (Prospectus Supplement No. 4), in each case, updating and supplementing the information contained in the Prospectus;
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, as filed with the Commission on November 14, 2024;
(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on October 9, 2024 and October 23, 2024; and
(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 2, 2024, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.
Not applicable.
ITEM 5. Interests of Named Experts and Counsel.
Not applicable.
ITEM 6. Indemnification of Directors and Officers.
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Registrant’s Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Registrant believes these provisions in the A&R Certificate of Incorporation and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. Exemption from Registration Claimed.
Not applicable.
ITEM 8. Exhibits.

Exhibit Number	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of Innventure, Inc., filed with the Secretary of State of Delaware on October 2, 2024 (incorporated by reference to Exhibit 3.1 to Innventure Inc.’s Current Report on Form 8-K filed with the Commission on October 9, 2024).

4.2	By-laws of Innventure, Inc. (incorporated by reference to Exhibit 3.2 to Innventure Inc.’s Current Report on Form 8-K filed with the Commission on October 9, 2024).
4.3
Innventure, Inc. 2024 Equity and Incentive Compensation Plan (incorporated by reference to Annex K to Innventure, Inc.’s Registration Statement on Form S-4 filed with the Commission on September 6, 2024).

5.1	Opinion of Jones Day.
23.1	Consent of Marcum LLP.
23.2	Consent of BDO USA, P.C.
23.3	Consent of Jones Day (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
107	Filing Fee Table.
ITEM 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 9, 2024.

INNVENTURE, INC.
By:	/s/ Gregory W. Haskell
Gregory W. Haskell
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dave Yablunosky and Suzanne Niemeyer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory W. Haskell	Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2024
Gregory W. Haskell

/s/ David Yablunosky	Chief Financial Officer, Chief Accounting Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 9, 2024
David Yablunosky

/s/ Michael Otworth	Executive Chairman and Director	December 9, 2024
Michael Otworth

/s/ Suzanne Niemeyer	General Counsel and Director	December 9, 2024
Suzanne Niemeyer

/s/ Michael Amalfitano	Director	December 9, 2024
Michael Amalfitano

/s/ Bruce Brown	Director	December 9, 2024
Bruce Brown

/s/ James O. Donnally	Director	December 9, 2024
James O. Donnally

/s/ Daniel J. Hennessy	Director	December 9, 2024
Daniel J. Hennessy

/s/ Elizabeth Williams	Director	December 9, 2024
Elizabeth Williams